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                                      MEMORANDUM

                             NUVEEN UNIT TRUST, SERIES 2
                                  FILE NO. 333-23673

    The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of securities on August 6, 1997 and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trusts constituting the Fund. All references to the Units, prices and related statistical data will apply to each trust of the Fund and the Units thereof individually.

    Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by redlining the marked counterparts of the Prospectus submitted with the Amendment.


                                       FORM S-6

    FACING SHEET.  The file number is now shown.

                                    The PROSPECTUS

    PART A - PAGE 2. The "Estimated Long Term Return" and "Estimated Current Return" to Unit holders under each Trust under each of the distribution plans are stated.

    PART A - PAGES 1-2. Essential information for each of the Trusts, including applicable footnotes, has been completed for this Series.

    PART A - PAGES 1-2. The date of the Indenture has been inserted along with the size and number of Units of each of the Trusts.

    PART A - PAGE 1-6.   et seq.  The following information for each Trust
appears on the pages relating to such trust:


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    The estimated daily accrual of interest under the plans of distribution for each of the Trusts

    Data regarding the composition of the portfolio of each Trust

    The percentage of "when issued" bonds in the portfolio of each Trust

    The schedule of investments for each Trust, including the notes thereto

    The record dates and distribution dates for interest distributions for each Trust

    The Statements of Condition for each Trust and the Accountant's Report with regard thereto

    The amount of the Trustee's fee

                                  CHAPMAN AND CUTLER

Chicago, Illinois
August 6, 1997


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